Exhibit 23

                        INDEPENDENT AUDITORS' CONSENT


Board of Directors
CNB Bancorp, Inc.:

We consent to incorporation by reference in the registration statements, Form S-8 (No. 333-90658), Form S-8 (No. 333-83303), Form S-8 (No. 333-
49762), and Form S-3D (No. 333-68474) of CNB Bancorp, Inc. and subsidiaries, of our report dated January 30, 2004, with respect to the consolidated statements of condition of CNB Bancorp, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report is incorporated by reference in the December 31, 2003 Annual Report on Form 10-K of CNB Bancorp, Inc.




By /s/ KPMG LLP
----------------


Albany, New York
March 25, 2004